                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                         PENSION AND EMPLOYEE BENEFITS
                      ASSUMPTION AND TRANSITION AGREEMENT

          THIS PENSION AND EMPLOYEE BENEFITS ASSUMPTION AND TRANSITION AGREEMENT, dated as of June 8, 2001 (this "Agreement"), is entered into by and between Plains Resources Inc., a Delaware corporation ("Parent"), Plains All American Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("PAAI") and Plains All American GP LLC, a Delaware limited liability company (the "Successor GP"). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to them in the Contribution Agreement (defined below).

                                   WITNESSETH

          WHEREAS, pursuant to multiple Unit Transfer and Contribution Agreements, dated as of May 8, 2001 or thereafter, each as amended from time to time (collectively, the "Contribution Agreement"), by and among Parent, PAAI and certain purchasers ("Buyers"), Buyers are purchasing certain subordinated units, a portion of the general partner interest and incentive distribution rights of Plains All American Pipeline, L.P. (the "MLP"), effective as of the Closing Date of the Contribution Agreement;

          WHEREAS, prior to the Closing Date, PAAI was the sole general partner of the MLP and certain affiliates of the MLP;

          WHEREAS, prior to the Closing Date, PAAI has, among other actions, formed the Successor GP pursuant to the Delaware Limited Liability Company Act and in connection with the Contribution Agreement, all of the property used in the trade or business of PAAI as general partner of the MLP will be transferred to the Successor GP;

          WHEREAS, in connection with the Contribution Agreement, all of the property used in the trade or business associated with the headquarter employees described in Section 1(a)(ii) of this Agreement will be transferred by Parent to the Successor GP;

          WHEREAS, in connection with the Contribution Agreement, the Successor GP will succeed to the management and business activities formerly performed by PAAI;

          WHEREAS, pursuant to Section 5.10(a) of the Contribution Agreement, as of the Closing Date, Parent, PAAI and the Successor GP shall (i) identify the headquarter employees of Parent engaged in the business of managing the MLP that will be transferred to the Successor GP and (ii) provide for the immediate transfer of employment of such headquarter employees and the immediate transfer of all of the current employees of PAAI to the Successor GP (collectively, the "Transferred Employees") and make such arrangements as are necessary with respect to compensation and employee benefit plans for Transferred Employees, all as immediately as practicable;

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          WHEREAS, pursuant to Section 5.10(a) of the Contribution Agreement, as
of the Closing Date, Parent, PAAI and the Successor GP are to determine the treatment of obligations and liabilities under certain employee benefit plans in which Transferred Employees participate and enter into any transition services arrangements deemed necessary by the parties for a period of no more than three months following the Closing Date;

          WHEREAS, Parent, PAAI and the Successor GP desire to set forth their obligations and liabilities with respect to Transferred Employees and to establish necessary transition services arrangements for Transferred Employees; and

          WHEREAS, this Agreement is being executed simultaneously with the Closing of the Contribution Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

          Section 1.    Transferred Employees' Covenants.

          (a)  Transferred Employees. The Transferred Employees shall include
     (i) all of the employees employed by PAAI immediately prior to the Closing Date and (ii) the headquarter employees employed by Parent immediately prior to the Closing Date who perform services related to the business of managing the MLP and are identified on Schedule A attached hereto.

          (b) Employment Agreements. Effective as of the Closing Date, the Successor GP will assume the obligations under the employment agreements between Parent and Greg Armstrong dated March 1, 1993, as amended, and between Parent and Harry Pefanis dated November 23, 1998, in accordance with the amendment and restatement of such employment agreements as approved by the Board of Directors of PAAI as sole member of the Successor GP.

          (c) Transition and Retention Bonuses. The transition bonuses approved by the Compensation Committee of Parent on May 7, 2001 for certain Transferred Employees will be paid by Parent to each such Transferred Employee for the account of the Successor GP as soon as practicable following the date such bonuses are earned. In addition, any portion of the retention bonus under the Parent's retention bonus program announced to employees in December 2000 with respect to a Transferred Employee that is unpaid as of the Closing Date will be paid by Parent to each such Transferred Employee for the account of the Successor GP as soon as practicable following the date such bonus is earned in accordance with the retention bonus program. Parent shall grant each Transferred Employee credit for service with the Successor GP for all purposes under the Parent's retention bonus program.

          (d)  1996 Stock Incentive Plan.

                 (i) With respect to options granted to Transferred Employees (who are not key employees described in Section 1(d)(ii) below) under Parent's 1996 Stock Incentive Plan that are unvested and forfeitable as of the Closing Date, each

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          such Transferred Employee shall receive an amount of cash equal to the difference between (A) the average of the closing sales prices on the American Stock Exchange of the Parent stock for the five trading days immediately preceding the date hereof and (B) the option exercise price of such options, multiplied by the number of unvested shares subject to such options. Such amount shall be paid by Parent as soon as practicable following the Closing Date .

                 (ii) With respect to options granted to certain key Transferred Employees (identified on Schedule B attached hereto) under Parent's 1996 Stock Incentive Plan that are unvested on the Closing Date, PAAI shall grant, and the Successor GP shall assume administrative responsibility for, phantom equity awards payable in subordinated units of the MLP (or, to the extent such subordinated units have been converted into common units, payable in common units) comparable in value to such options and subject to the same vesting schedule as such options. The number of subordinated units of the MLP subject to such phantom equity awards shall be determined for each such Transferred Employee by (A) multiplying the difference between
          (1) the average of the closing sales prices on the American Stock Exchange of the Parent stock for the five trading days immediately preceding the date hereof and (2) the option exercise price of such options, by the number of unvested shares subject to such options, and
          (B) dividing the result in clause (A) by $22.00, rounded up to the nearest whole unit. Such phantom equity awards shall provide for distribution equivalent rights ("DERs"), i.e., the right to receive the cash equivalent of any distributions made with respect to a subordinated unit during the period from the Closing Date and prior to the vesting of such phantom equity award, that shall be payable in cash on the vesting of the applicable phantom equity award. Parent shall, or shall cause its Affiliates to, deliver to each such Transferred Employee for the account of the Successor GP on or prior to vesting such number of subordinated units of the MLP subject to phantom equity awards and cash equal to the DERs as determined above in accordance with the vesting schedule of such phantom equity awards. Documents evidencing such grants shall be delivered as soon as practicable after the Closing Date.

          (e) Officers' Retirement Plan. The vesting service for each of the Transferred Employees with a Deferred Compensation Agreement on the date hereof is set forth in Schedule C attached hereto. With respect to the vested portion of his Deferred Compensation Agreement, each such Transferred Employee shall have the option to receive (X) (i) such number of subordinated units of the MLP valued at $22.00 equal to the Present Value of such obligation on the date hereof rounded up to the nearest whole unit, or (ii) cash equal in value to the Present Value of such obligation on the date hereof (provided such Transferred Employee applies such cash (net of taxes required under (Y) below) to the purchase of an interest in PAA Management LLC and PAA Management, L.P.) (Y) less applicable tax withholding. Present Value for this purpose shall have the meaning set forth in the applicable Deferred Compensation Agreement. Parent hereby agrees that it shall pay or deliver such amounts with respect to each such Transferred Employee's Deferred Compensation Agreement as soon as practicable on or following the date hereof in accordance with the Transferred Employee's instructions. In

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     consideration of the receipt of the amounts described in the foregoing provisions of this clause (e), each Transferred Employee shall agree to relinquish all rights with respect to such Transferred Employee's Deferred Compensation Agreement.

          (f) Long-Term Incentive Plan. Effective as of the Closing Date, the Successor GP shall assume the PAAI 1998 Long-Term Incentive Plan and all outstanding awards granted thereunder that are unvested as of the Closing Date on the same terms and conditions. All non-employee director awards will vest on the date hereof in accordance with their terms. Such director awards shall be paid by PAAI or its Affiliates in accordance with the terms of the plan as soon as practicable following the date hereof and PAAI shall be reimbursed by the MLP for such payments in accordance with the MLP Partnership Agreement. Except with respect to such director awards, Parent and PAAI shall have no future liability with respect to such plan and such unvested awards; provided, however, that the parties hereto acknowledge that the Successor GP, upon vesting of such awards, may seek to satisfy such awards by the purchase of common units of the MLP directly or indirectly from Parent or PAAI.

          (g)  Qualified Retirement Plans.

                 (i)    Parent 401(k) Plan.

                 (A) As soon as practicable after the date hereof, the Successor GP shall establish or designate, and maintain, a qualified defined contribution plan (the "Successor 401(k) Plan") to provide benefits to the Transferred Employees who, on the Closing Date, are participants in the Parent 401(k) Plan ("Plan Participants") which are substantially equivalent to the benefits provided to participants under the Parent 401(k) Plan (provided, however, that all matching contributions may be paid in cash). The Successor 401(k) Plan shall be qualified under Sections 401(a) and 401(k) of the Code and shall provide the Plan Participants credit for service with Parent and its affiliates (including PAAI) and their respective predecessors prior to the Closing Date for all purposes for which service was recognized under the Parent 401(k) Plan.

                 (B) As soon as practicable after the filing of the determination letter request described in clause (C) below, Parent shall cause the trustee of the Parent 401(k) Plan to transfer to the trust forming a part of the Successor 401(k) Plan cash or assets in which Plan Participants are currently invested (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans) in an amount equal to the account balances of Plan Participants as of a valuation date (the "Valuation Date") not more than 60 days preceding the date of transfer, increased by any contributions due for periods prior to the Closing Date and not made as of the Valuation Date, reduced by any benefits paid during the period following such Valuation Date to the date of transfer, and adjusted for any investment earnings or losses during the period following such Valuation Date to the date of transfer (the "Account Balances").

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                 (C)  No later than 60 days after the Closing Date, the
          Successor GP shall file a request for a determination letter with the IRS that the Successor 401(k) Plan and related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code. The Successor GP agrees that it shall amend the Successor 401(k) Plan in any respect as may be required by the IRS in order to receive a favorable determination letter from the IRS that the Successor 401(k) Plan and related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code. No transfer shall be made unless the Successor GP files with the IRS the request for determination letter referred to in this clause (C).

                 (D) In consideration of the agreements of Parent contained in clauses (B) and (C) of this Section 1(g)(i), the Successor GP shall, effective as of the Closing Date, assume all of the liabilities and obligations of Parent and its affiliates in respect of the Plan Participants and their beneficiaries under the Parent 401(k) Plan, and Parent and its affiliates and the Parent 401(k) Plan shall, except to the extent set forth in this Agreement, be relieved of all liabilities and obligations to the Plan Participants and their beneficiaries arising out of the Parent 401(k) Plan.

                 (ii) Permian Plans. Effective as of the Closing Date, the Successor GP acknowledges and agrees that it shall take all actions necessary to assume the responsibilities and activities formerly performed by Parent and PAAI with respect to the administration of the Permian Corporation Savings Plan and Permian Corporation Retirement Plan. Parent and PAAI shall have no future liability with respect to such responsibilities and activities.

          (h) W-2 Matters. Pursuant to IRS Revenue Procedure 96-60, the Successor GP shall assume Parent's and PAAI's respective obligations to furnish Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs. Parent and PAAI will provide the Successor GP with any information relating to periods ending on the Closing Date necessary for the Successor GP to prepare and distribute Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs, which Forms W-2 will include all remuneration earned by Transferred Employees from Parent, PAAI and the Successor GP during such year, and the Successor GP will prepare and distribute such forms.

                 (i) The Successor GP Plans. No later than the end of the Transition Period (as defined below): (i) the Successor GP shall establish, for the benefit of the Transferred Employees, employee benefit plans (the "Successor GP Plans") that will provide benefits comparable to those provided to the Transferred Employees under the Parent Plans identified in Schedule D hereto, and (ii) the Transferred Employees will be participants in the Successor GP Plans to the extent that any such Transferred Employees were participants in the Parent Plans during the Transition Period. Further, (i) the Transferred Employees who are participants in the Successor GP Plans shall receive credit for service with Parent and PAAI to the same extent service was counted under similar Parent Plans; (ii) with respect to medical, dental and health plans established by the Successor GP, any

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     such plans (a) shall not include pre-existing conditions exclusions except to the extent that such exclusions were applicable under the similar Parent Plan immediately prior to the end of the Transition Period, and (b) shall provide credit in the current year for any deductibles and co-payments applied or made with respect to each Transferred Employee.

          Section 2. Transition Period. Except as otherwise provided herein, during the period commencing after the close of business on the Closing Date and ending on June 30, 2001, or such earlier date as mutually agreed upon by the parties hereto (the "Transition Period"), the Transferred Employees will continue to be provided with the benefits under certain employee benefits plans of Parent and PAAI as set forth herein. For purposes of Section 1 of this Agreement, the Closing Date shall be the last day of the Transition Period.

          Section 3.    Services.

          (a) Transition Services. During the Transition Period, Parent shall provide (or cause its Affiliates to provide) the following services (the "Transition Services") to the Successor GP on behalf of the Transferred
     Employees:

                 (i) payroll processing, payroll deduction, tax withholding and tax reporting services.

                 (ii) maintenance and administration of the plans of Parent and PAAI identified on Schedule D hereto (the "Parent Plans") for the benefit of the Transferred Employees in accordance with and subject to the terms of the Parent Plans. All employee contributions of Transferred Employees under the Parent Plans shall be deducted in accordance with the payroll deduction processes maintained by Parent consistent with past practice and paid by Parent to the Parent Plans in accordance with the terms of the Parent Plans.

          (b) For twelve months following the date hereof (and for such longer period as to which the parties may hereafter agree), Parent shall provide the services of the Parent's Environmental Health and Safety Manager to the Successor GP on the same basis that such services were provided to PAAI.

           Section 4.    Standard of Services.

           (a) Parent shall perform the Transition Services at comparable levels of performance, completeness, care and attention and in accordance with service standards- and operating procedures, that are consistent with the practices of Parent in performing such services prior to the Closing Date of the Contribution Agreement.

          (b) The Successor GP shall make available to Parent on a timely basis all data, information and other materials within its control that are reasonably necessary for Parent to perform, or cause to be performed, the Transition Services. The parties hereto agree that Parent shall have no liability for any failure to perform or for the late performance of any of the Transition Services to the extent such non-performance or late performance

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     results from having failed to provide, or cause be provided to, Parent, the data, information or other materials required to perform the Transition Services.

          (c) Parent shall (i) maintain records regarding Transition Services in the same manner that it has kept records for itself prior to the date hereof, and (ii) provide the Successor GP with reasonable access to such records.

          Section 5. Employee Benefits Costs and Reimbursements. Parent shall invoice the Successor GP for, and Successor GP shall pay or cause to be paid, all employee benefits and compensation costs and reimbursements in amounts and in time periods consistent with past practice utilized by Parent and PAAI in connection with employee services provided to the MLP. In addition, employee benefits and compensation costs and reimbursements with respect to services provided by Parent's Environmental Health and Safety Manager to the Successor GP shall be payable by the Successor GP under this Agreement consistent with past practice of such employee's provision of services to PAAI.

          Section 6. Covenants. Notwithstanding anything in this Agreement to the contrary, in the event that, following the date hereof, Parent, PAAI and the Successor GP determine any additional transition services not described in this Agreement exist, Parent, PAAI and the Successor GP hereby agree to cooperate and negotiate in good faith with respect to the provision of any such transition services for a period of up to three months following the Closing Date.

          Section 7. Independent Contractor. Parent shall not have any responsibility with respect to the management or operation of the business being transferred to Successor GP, and its responsibilities shall be limited to providing the Transition Services described herein. Parent shall provide the Transition Services as an independent contractor only, and this Agreement does not and shall not be construed as creating a joint venture, partnership or agency relationship between the parties. No employee of one party shall be considered an employee of the other party for any purpose.

          Section 8. Indemnification.

          (a) Indemnification by Parent and PAAI. Notwithstanding any other provisions of this Agreement, each of Parent and PAAI hereby agrees to indemnify and hold harmless: (i) the Successor GP, (ii) each of the Successor GP's Subsidiaries and Affiliates (each as defined in the Contribution Agreement), and (iii) each of their respective directors, officers, employees, agents, representatives, successors and assigns, from and against, any liability, loss, damage, cost or expense (including reasonable attorneys' fees and disbursements), incurred or suffered by any such indemnified person with respect to, (1) any claims or suits brought by any third party against any such indemnified person with respect to, or arising out of, any action (or omission) by a Transferred Employee identified on Schedule A attached hereto on or before the last day of the Transition Period; or (2) any claims or suits brought by any Transferred Employee identified on Schedule A attached hereto (or his or her beneficiary, representative or estate) against any such indemnified person
     (X) with respect to, or arising out of, any

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     action (or omission) by such indemnified person occurring or deemed incurred on or before the last day of the Transition Period, or (Y) with respect to, or arising out of, or relating to all claims under the applicable Parent Plans, occurring or deemed incurred on or before the last day of the Transition Period. In addition, each of Parent and PAAI hereby agrees to indemnify and hold harmless: (i) the Successor GP, (ii) each of the Successor GP's Subsidiaries and Affiliates (each as defined in the Contribution Agreement), and (iii) each of their respective directors, officers, employees, agents, representatives, successors and assigns, from and against any liability, loss, damage, cost or expense (including reasonable attorney's fees and disbursements), incurred or suffered by any such indemnified person with respect to, (i) any claim for health benefits (including, without limitation, claims for medical, prescription drug, dental or vision care expenses), (ii) any claim for medical or disability benefits and (iii) any claim for benefits other than health benefits (e.g., life insurance benefits or any claim relating to employment laws), to which any Transferred Employee (or his or her beneficiary, representative or estate) is entitled under the Parent Plans. For purposes of this Agreement,
     (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug, dental and vision care expenses) will be deemed to have been incurred on the date on which the related medical service or benefit was rendered or received, (ii) a claim for medical, or disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise to such claims, and (iii) in the case of any claim for benefits other than health benefits (e.g., life insurance benefits or any claim relating to employment laws), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims .


          (b) Indemnification by the Successor GP. Notwithstanding any other provision of this Agreement, the Successor GP hereby agrees to indemnify and hold harmless: (i) each of Parent and PAAI, (ii) each of Parent and PAAI's Subsidiaries and Affiliates (each as defined in the Contribution Agreement), and (iii) each of their respective directors, officers, employees, agents, representatives, successors and assigns, from and against, any liability, loss, damage, cost or expense (including reasonable attorneys' fees and disbursements), incurred or suffered by any such indemnified person with respect to, (A) any claims or suits brought by any third party against any such indemnified person with respect to, or arising out of, any action (or omission) by a Transferred Employee (except that, with respect to a Transferred Employee identified on Schedule A attached hereto, such indemnification shall relate to any action or omission by such Transferred Employee after the last day of the Transition Period), (B) any claims or suits brought by any Transferred Employee (or his or her beneficiary, representative or estate) against any such indemnified person
     (X) with respect to, or arising out of, any action (or omission) by the Successor GP, occurring or deemed incurred after the last day of the Transition Period, or (Y) to the extent not indemnified pursuant to the second sentence of Section 8(a), with respect to, or arising out of, or relating to all claims under the applicable Parent Plans or any other claim arising out of or related to a Transferring Employee's employment (except that, with respect to a Transferred Employee identified on Schedule A attached hereto, such indemnification shall relate to any such claim occurring or deemed incurred after the last day of the Transition Period) or (C) with respect to or arising out of, or relating to any claims by third parties in connection with the provision by Parent of the Transition Services if Parent shall have complied with the

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     standard of service set forth in Section 4(a) in connection with the event giving rise to the claim.

          Section 9. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be deemed to have been duly given if such notice is given in accordance with the terms of the Contribution Agreement or to such other address as either party may, from time to time, designate by written notice given in like manner.

          Section 10. Waiver. Any waiver of any term of this Agreement must be in writing and signed by the party against whom enforcement of the waiver is sought. No waiver of any condition, or of the breach of any provision hereof, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver hereof.

          Section 11. Entire Agreement. This Agreement and the schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

          Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal Court located in Houston, Texas. In connection with the foregoing, each of the parties to this Agreement irrevocably (i) consents to submit itself to the personal jurisdiction of the state and federal Courts of competent jurisdiction located in Houston, Texas, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Court, and (iii) hereby consents to service of process pursuant to the notice provisions set forth in Section 9 of this Agreement.

          Section 13. Headings. The headings appearing at the beginning of sections contained herein have been inserted for identification and reference purposes and shall not be used to determine the construction or interpretation of this Agreement.

          Section 14. Counterparts. This Agreement may be executed in counterpart copies, all of which when taken together shall be deemed to constitute one and the same original instruments.

          Section 15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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

     Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or any reason of this Agreement.

          Section 16. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

          Section 17. Contribution Agreement. This Agreement and the obligations of the parties hereunder shall be conditioned upon the closing of the Contribution Agreement. If the closing of the Contribution Agreement does not occur, or if the Contribution Agreement is terminated or abandoned, this Agreement shall become null and void.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                      PLAINS RESOURCES INC.


                                     By:  /s/ James C. Flores
                                         ---------------------------
                                     Name:  James C. Flores
                                     Title: Chairman and Chief Executive Officer

                                     PLAINS ALL AMERICAN INC.


                                     By:  /s/ Greg L. Armstrong
                                         ---------------------------
                                     Name:  Greg L. Armstrong
                                     Title: Chief Executive Officer

                                     PLAINS ALL AMERICAN GP LLC


                                     By:  /s/ Greg L. Armstrong
                                         ---------------------------
                                     Name:  Greg L. Armstrong
                                     Title: Chief Executive Officer

                                 SCHEDULE A TO
                         PENSION AND EMPLOYEE BENEFITS
                      ASSUMPTION AND TRANSITION AGREEMENT



Greg L. Armstrong

Monya Churchill

Mary Denton

A. Pat Diamond

Linda Kennedy

Philip D. Kramer

Tim Moore

Harry N. Pefanis

Al Swanson

Carolyn Tice


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

                                 SCHEDULE B TO
                         PENSION AND EMPLOYEE BENEFITS
                      ASSUMPTION AND TRANSITION AGREEMENT



Greg L. Armstrong

A. Pat Diamond

Philip D. Kramer

Tim Moore

Harry N. Pefanis

Al Swanson


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

                                 SCHEDULE C TO
                         PENSION AND EMPLOYEE BENEFITS
                      ASSUMPTION AND TRANSITION AGREEMENT


Employee                                      Years of Service
--------------------                          ----------------

Greg L. Armstrong                                   15

Philip D. Kramer                                    15

Tim Moore                                            5

Harry N. Pefanis                                    15


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

                                 SCHEDULE D TO
                         PENSION AND EMPLOYEE BENEFITS
                      ASSUMPTION AND TRANSITION AGREEMENT

                                  PARENT PLANS



  1)  Plains Resources, Inc. Group Health, Dental and Drug Plan
  2)  Plains Resources, Inc. 401k Savings Plan
  3)  Plains Resources, Inc. Life and Accidental Death and Dismemberment Plan
  4) Plains Resources, Inc. Voluntary Life and Accidental Death and Dismemberment Plan
  5)  Plains Resources Inc. Section 125 Cafeteria Plan
  6)  Plains Resources, Inc. Long Term Disability Plan
  7)  The Permian Corporation Savings Plan
  8)  The Permian Corporation Retirement Plan



                                      iv